AMENDMENT NO. 5 TO THE
                       LONGVIEW FIBRE COMPANY HOURLY EMPLOYEES
                               401(k) PLAN AND TRUST

     WHEREAS, Longview Fibre Company (the "Company") approved and adopted the Longview Fibre Company Hourly Employees 401(k) Plan (the "Plan") and Trust Agreement (the "Trust") which were originally effective June 3, 1985, most recently restated effective January 1, 1991, and subsequently amended;

     WHEREAS, Section 19.1 of the Plan provides that the Company reserves the right to amend the Plan and Trust;

     NOW THEREFORE RESOLVED, that Appendix A is amended effective
December 15, 1995 to delete the FDIC Insured Account and to add the U.S. Government Money Market Fund as follows:

                            APPENDIX A - INVESTMENT FUNDS

The Investment Funds offered to Participants and Beneficiaries include this set of daily valued funds:

     *  Asset Allocation Fund
     *  S&P 500 Stock Fund
     *  Employer Stock Fund
     *  U.S. Government Money Market Fund
     *  LifePath 2000 Fund
     *  LifePath 2010 Fund
     *  LifePath 2020 Fund
     *  LifePath 2030 Fund
     *  LifePath 2040 Fund

If investment instructions are not received from any Participant, his or her investment instructions shall be assumed to be a 100% investment in the U.S. Government Money Market Fund.


Date:  December 7, 1995                LONGVIEW FIBRE COMPANY
                                       By:\s\ L. J. Holbrook
                                       Title: Sr. V.P.-Finance

The provisions of the above amendment which relate to the Trustee are hereby approved and executed.

Date:  December 20, 1995               WELLS FARGO BANK, NATIONAL
ASSOCIATION
                                       By:\s\ Dolores Upton
                                       Title: Vice President

Date:  December 20, 1995               WELLS FARGO BANK, NATIONAL
ASSOCIATION
                                       By:\s\ Gwyn E. Slack
                                       Title: Vice President